NEWS

For Further
Information
Contact:

William R. Jellison                                 FOR IMMEDIATE RELEASE
Senior Vice President and
Chief Financial Officer
(717) 849-4718



                          DENTSPLY International Inc.
                       Reports Record Sales and Earnings
                     for Fourth Quarter and Full Year 2004


York,  PA - January  26,  2005 --  DENTSPLY  International  Inc.  (NASDAQ-XRAY)
today announced record sales and earnings for the year ended December 31, 2004. Sales in 2004 increased 8.1% to $1.69 billion compared to $1.57 billion reported for 2003. Sales excluding precious metals, increased 8.6% in 2004. Sales growth in 2004 was enhanced by currency translation, as the U.S. dollar continued to weaken against most foreign currencies throughout 2004.

Net income for 2004 was $253.2 million or $3.09 per diluted share, this includes a $.53 per diluted share net gain primarily from the sale of the Company's Gendex equipment business completed in February 2004.

Income from continuing operations for 2004 was $210.3 million ($2.56 per diluted share) a 21.3% increase in diluted earnings per share from continuing operations for the year, compared to $169.9 million ($2.11 per diluted share) for 2003. The 2004 period includes pretax charges of $7.1 million ($.06 per diluted share) relating to restructuring activities. The year also included a reduction of income taxes of $19.5 million ($.24 per diluted share) primarily related to adjustments in the Company's tax contingencies from settling audits of domestic and foreign tax returns and adjustments associated with prior periods. The 2003 period includes pretax charges of $3.7 million ($.03 per diluted share) related to restructuring activities, and a pretax gain of $7.4 million ($.06 per diluted share) relating to the sale of the Company's investment in PracticeWorks.

Sales in the fourth quarter 2004 increased 8.5% to $465.5 million compared to $429.1 million reported in the fourth quarter of 2003. Sales excluding precious metals, increased 9.0% to $404.9 million in the fourth quarter of 2004. Sales growth in the quarter continued to be enhanced by currency translation, as the U.S. dollar weakened over the last year against most foreign currencies.

Net income for the fourth quarter of 2004 was $68.6 million or $.83 per diluted share.

Income from continuing operations was $69.0 million ($.83 per diluted share), for the fourth quarter of 2004, a 38.3% increase in diluted earnings per share from continuing operations for the quarter, compared to $48.7 million ($.60 per diluted share) for the fourth quarter of 2003. The fourth quarter of 2004 includes pretax charges of $4.0 million ($.03 per diluted share) relating to restructuring activities for the creation of a European Shared Service Center and Sales/Customer Service consolidations in Europe and
Japan. The quarter also included a reduction of income taxes of $15.4 million ($.19 per diluted share) related to adjustments in the Company's tax contingencies from settling audits of domestic and foreign tax returns and adjustments associated with prior periods. The fourth quarter of 2003 includes pretax charges of $3.7 million ($.03 per diluted share) related to restructuring activities, and a pretax gain of $5.8 million ($.05 per diluted share) relating to the sale of the Company's investment in PracticeWorks.

Gary K. Kunkle, Vice Chairman and Chief Executive Officer, commented that, "We are pleased to announce another year of record sales and earnings and strong cash-flow performance. The breadth and depth of our product offerings and balanced geographic footprint help to provide a solid foundation for our shareholders' investments. We continue to make strategic investments in product development and technology to enhance our leadership position in dental product innovations."

Mr. Kunkle also stated that, "The fourth quarter was another strong period of key product launches led by the introduction of ORAQIX (a new dental needle-less anesthetic) and BIOPURE MTAD (an antibacterial root canal cleanser) further strengthening our portfolio of products."

DENTSPLY will hold a conference call on Thursday, January 27, 2005 at 8:30 AM Eastern Time. To access the call, dial 877-885-5820 (for domestic calls) and
(706) 643-9578 (for international calls). Conference I.D.: 3226859. This conference call will be broadcast live on the Internet at www.dentsply.com. An audio replay of the conference call will be available for two weeks. To access the replay, please dial (800) 642-1687 (for domestic calls) and (706) 645-9291 (for international calls).

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental injectible anesthetics, impression materials, orthodontic appliances, dental cutting instruments and dental implants. The Company distributes its dental products in over 120 countries under some of the most well-established brand names in the industry.

DENTSPLY  is  committed  to  the  development  of  innovative,   high  quality,
cost-effective new products for the dental market.

This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the company that involve substantial risks and uncertainties. Actual events or results may differ materially from those in the projections or other forward-looking information set forth herein as a result of certain risk factors. These risk factors include without limitation; the continued strength of dental markets, the timing, success and market reception for our new and existing products, outcome of litigation, continued support of our products by influential dental professionals and changes in the general economic environment that could affect our business. Changes in such assumptions or factors could produce significantly different results.

For an additional description of risk factors, please refer to the Company's Annual Report on Form 10-K and its subsequent periodic reports on Forms 10-Q filed with the Securities and Exchange Commission.

                                                DENTSPLY INTERNATIONAL INC.
                                             CONSOLIDATED STATEMENTS OF INCOME
                                           (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                    THREE MONTHS ENDED                 YEAR ENDED
                                                                       DECEMBER 31,                   DECEMBER 31,
                                                               -----------------------------  ------------------------------

                                                                   2004            2003           2004            2003
                                                               -------------   -------------  --------------  --------------

NET SALES                                                         $ 465,500       $ 429,052     $ 1,694,232     $ 1,567,994
NET SALES - Ex Precious Metals                                      404,889         371,627       1,481,872       1,364,346

COST OF PRODUCTS SOLD                                               233,446         221,040         847,714         797,461

GROSS PROFIT                                                        232,054         208,012         846,518         770,533
 % OF NET SALES                                                       49.9%           48.5%           50.0%           49.1%
 % OF NET SALES - Ex Precious Metals                                  57.3%           56.0%           57.1%           56.5%

SELLING, GENERAL &
ADMINISTRATIVE EXPENSES                                             148,747         130,474         544,264         498,850

RESTRUCTURING COSTS                                                   3,959           3,700           7,124           3,700
                                                               -------------   -------------  --------------  --------------

INCOME FROM OPERATIONS                                               79,348          73,838         295,130         267,983
 % OF NET SALES                                                       17.0%           17.2%           17.4%           17.1%
 % OF NET SALES - Ex Precious Metals                                  19.6%           19.9%           19.9%           19.6%

NET INTEREST AND OTHER EXPENSE                                        4,722           1,741          20,975          16,787
                                                               -------------   -------------  --------------  --------------


PRE-TAX INCOME                                                       74,626          72,097         274,155         251,196

INCOME TAXES                                                          5,673          23,420          63,869          81,343
                                                               -------------   -------------  --------------  --------------

INCOME FROM CONTINUING OPERATIONS                                    68,953          48,677         210,286         169,853
 % OF NET SALES                                                       14.8%           11.3%           12.4%           10.8%
 % OF NET SALES - Ex Precious Metals                                  17.0%           13.1%           14.2%           12.4%

INCOME FROM DISCONTINUED OPERATIONS,
  NET OF TAX (INCLUDING GAIN ON SALE IN 2004 OF $43,031)               (346)          1,707          42,879           4,330
                                                               -------------   -------------  --------------  --------------
NET INCOME                                                        $  68,607       $  50,384      $  253,165      $  174,183
                                                               =============   =============  ==============  ==============

EARNINGS PER SHARE - BASIC:
   CONTINUING OPERATIONS                                          $    0.85       $    0.62      $     2.61      $     2.16
   DISCONTINUED OPERATIONS                                                -            0.02            0.54            0.05
                                                               -------------   -------------  --------------  --------------
TOTAL EARNINGS PER SHARE                                          $    0.85       $    0.64      $     3.15      $     2.21
                                                               =============   =============  ==============  ==============

EARNINGS PER SHARE - DILUTIVE:
   CONTINUING OPERATIONS                                          $    0.83       $    0.60      $     2.56      $     2.11
   DISCONTINUED OPERATIONS                                                -            0.02            0.53            0.05
                                                               -------------   -------------  --------------  --------------
TOTAL EARNINGS PER SHARE                                          $    0.83       $    0.62      $     3.09      $     2.16
                                                               =============   =============  ==============  ==============

DIVIDENDS PER SHARE                                               $  0.0600       $  0.0525      $   0.2175      $   0.1970

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
   -BASIC                                                            80,636          79,153          80,387          78,823
   -DILUTIVE                                                         82,306          81,173          82,014          80,647


                         DENTSPLY INTERNATIONAL INC.
                          CONDENSED BALANCE SHEETS
                               (IN THOUSANDS)


                                                        DECEMBER 31,   DECEMBER 31,
                                                           2004           2003
                                                        -----------  ------------
ASSETS

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                             $  506,369    $  163,755
  ACCOUNTS AND NOTES RECEIVABLE-TRADE, NET                 238,873       241,385
  INVENTORIES, NET                                         213,709       205,587
  OTHER CURRENT ASSETS                                     100,383        88,463
  ASSETS HELD FOR SALE                                          --        28,262
     TOTAL CURRENT ASSETS                                1,059,334       727,452

PROPERTY,PLANT AND EQUIPMENT, NET                          407,527       376,211
GOODWILL, NET                                              996,262       963,264
IDENTIFIABLE INTANGIBLES ASSETS, NET                       258,084       246,475
OTHER NONCURRENT ASSETS, NET                                79,863       114,736
ASSETS HELD FOR SALE                                            --        17,449

TOTAL ASSETS                                            $2,801,070    $2,445,587


LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES                                     $  405,961    $  367,815
LIABILITIES OF DISCONTINUED OPERATIONS                          --         1,269
LONG-TERM DEBT                                             781,511       790,202
OTHER LIABILITIES                                          110,829        96,953
DEFERRED INCOME TAXES                                       58,196        66,861
                                                        ----------    ----------
    TOTAL LIABILITIES                                    1,356,497     1,323,100

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES                 600           418
STOCKHOLDERS' EQUITY                                     1,443,973     1,122,069

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $2,801,070    $2,445,587
